Exhibit 10.33

October 28, 2012

SFX Entertainment Inc.
650 Madison Avenue, 15th Floor
New York, New York 10022

Re:  Termination of Subscription Agreement

Dear Ladies and Gentlemen,

Reference is made to the Subscription Agreement (the “Agreement”) dated as of June 6, 2012 between SFX Entertainment Inc. and BAMCO, Inc. on behalf of its investment advisory client, Baron Small Cap Fund (“Baron”).  All capitalized terms not defined herein have the same meanings given to them in the Agreement.  This letter when countersigned by you constitutes your acknowledgement and agreement that, pursuant to Section 11 of the Agreement, Baron has validly terminated the Agreement because the Second Closing did not occur within three months of the execution of the Agreement.

This letter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Each party may not assign this letter or any rights or obligations hereunder without the prior written consent of the other party.  All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

If this letter accurately sets forth your understanding with respect to the matters discussed above, please so indicate by executing a copy of this letter below and returning the executed copy to us.

Sincerely,

BAMCO, Inc. on behalf of its investment advisory client, Baron Small Cap Fund

By:	/s/ Patrick M. Patalino
Patrick M. Patalino
General Counsel
BAMCO, Inc.

Acknowledged and Agreed:

SFX HOLDING CORPORATION

By:	/s/ Richard J. Rosenstein
Name: Richard J. Rosenstein
Title: EVP, Head of Corporate Strategy and Development